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                     AMENDMENT #2 TO VOTING TRUST AGREEMENT


THIS AMENDMENT, dated as of the 5th day of July, 1993, by and among SOCIETE BIC, S.A., a corporation organized and existing under the laws of France, having its principal place of business at 8 Impasse des Cailloux, Clichy (France); MARCEL
L. BICH, an individual residing at 5 Square de Chezy, 92200 Neuilly s/Seine (France); BRUNO BICH, an individual residing at 100 Clapboard Ridge Road, Greenwich, Connecticut; ALEXANDER ALEXIADES, an individual residing at 14 Seymour Road, Woodbridge, Connecticut; BERMUDA TRUST COMPANY LIMITED, a corporation organized and existing under the laws of Bermuda, having its principal place of business at 6 Front Street, Hamilton, Bermuda; and BIC CORPORATION, a New York corporation, having its principal place of business at 500 BIC Drive, Milford, Connecticut.

                              W I T N E S S E T H:

     WHEREAS, Societe BIC, Marcel L. Bich and Francois Bich as shareholders of BIC Corporation have previously entered into a Voting Trust Agreement, dated February 5, 1991, to secure the continuity and stability of policy and management of BIC Corporation and Marcel L. Bich and Bruno Bich as Voting Trustees and Alexander Alexiades as successor Voting Trustee have previously consented to act thereunder; and

     WHEREAS, pursuant to the request of Marcel L. Bich, Bruno Bich as a shareholder of BIC Corporation now desires to deposit certain
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of his shares of BIC Corporation with the Voting Trustees pursuant to the terms of the Voting Trust Agreement dated February 5, 1991, as previously amended.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, it is agreed as follows:

     The Voting Trust Agreement, dated February 5, 1991, as amended, is hereby further amended as follows:

     1. Share amounts have been adjusted to reflect the two-for-one stock split paid on December 15, 1992.

     2.  Paragraph 1) is hereby amended to add the following:

         1) Bruno Bich agrees to deposit with the Voting Trustees the certificates for shares of BIC Corporation owned by him, to wit:

         Bruno Bich. . . . . . . . . . .1,400,000

of BIC Corporation duly endorsed for transfer to the Voting Trustees or with stock powers duly executed, with all transfer tax stamps affixed, if required. Said certificates of shares shall be surrendered by the Voting Trustees to BIC Corporation and canceled and new certificates therefor shall be issued to and held by the Voting Trustees in their names as such voting trustees, subject to the terms of this Agreement.
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     3.  To the extent not amended or revised by this Amendment #2, the terms of the Voting Trust Agreement as previously amended shall remain in full force and effect. If any of the terms of this Amendment #2 and the Voting Trust
Agreement as previously amended are inconsistent, the terms of this Amendment #2 shall govern.

     4. This Amendment #2 shall be governed, in all respects, by the laws of the State of New York and shall be construed and interpreted in accordance with said laws.

3    IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and affixed their seal on the day and year first-above written.

                                                    SOCIETE, BIC S.A.

  /s/ Marcel L. Bich                            By:   /s/ Marcel L. Bich
- ----------------------------                        ----------------------------
Marcel L. Bich                                      Marcel L. Bich


  /s/ Francois Bich                                 BIC CORPORATION
- ----------------------------
Francois Bich
                                                By:  /s/ Bruno Bich
                                                    ----------------------------
                                                    Bruno Bich
  /s/ Bruno Bich
- ----------------------------
Bruno Bich                                          BERMUDA TRUST COMPANY LTD.

  /s/ Alexander Alexiades                       By:  /s/ Kay McCulloch
- ----------------------------                        ---------------------------
Alexander Alexiades                                 Kay McCulloch
                                                    Private Banking Officer


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